Exhibit 99.1

GLEACHER & COMPANY ANNOUNCES 2010 YEAR-END FINANCIAL RESULTS
WITH NET REVENUES OF $270.9 MILLION

NET REVENUES OF $72.0 MILLION FOR THE 2010 FOURTH QUARTER

NEW YORK, N.Y., February 11, 2011 — Gleacher & Company, Inc. (Nasdaq: GLCH) reported today financial results for the fourth quarter and year ended December 31, 2010.  The Company will hold a conference call today, February 11, 2011, at 10:00 A.M. (EST) (See Conference Call Information below) to discuss these results.

Results for the three months and years ended December 31, 2010 and December 31, 2009

(In thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009
Net revenues (including net interest income):	$72,003	$81,216	$270,884	$341,845
(Loss) / income from continuing operations before income taxes (GAAP)	(22,063)	14,576	(33,613)	61,994
Add back special charges:
Compensation expense(1)	8,611	—	24,174	—
Lease termination expense(2)	668	—	3,858	—
Loss on extinguishment of mandatorily redeemable preferred stock(3)	—	—	1,608	—
Indemnification receivable(4)	(147)	—	665	—
Total special charges	9,132	—	30,305
Adjusted (loss) / income from continuing operations before income taxes (Non-GAAP)	$(12,931)	$14,576	$(3,308)	$61,994

(1)          Represents expenses recorded during (i) the fourth quarter of 2010 of $8.6 million in non-cash compensation, $6.7 million of which resulted from a modification to the vesting terms of certain outstanding equity awards granted in connection with year-end bonuses for prior years and $1.9 million from the restructuring of an employment arrangement, (ii) the third quarter of 2010 of approximately $2.3 million in non-cash compensation in connection with a senior executive’s continued employment, and (iii) the first quarter of 2010 of approximately $13.3 million relating to the resignations of former senior executive officers.

(2)          Represents lease termination expenses associated with the consolidation of certain of the Company’s offices to its current location in New York City.

(3)          Represents a non-tax deductible loss on the early redemption of the $25 million par value 14% mandatorily redeemable preferred stock, which was redeemed on September 28, 2010.

(4)          Represents the partial revaluation of an indemnification receivable from the former shareholders of Gleacher Partners, Inc. in connection with certain pre-acquisition tax liabilities.  This is offset within the income tax provision.

Results of the fourth quarter and full year include:

•                  Net revenues of $270.9 million for the year ended December 31, 2010, compared to $341.8 million for 2009.

•                  Net revenues of $72.0 million for the fourth quarter of 2010, compared to $81.2 million for the fourth quarter of 2009.

•                  Pre-tax loss of $33.6 million for the year ended December 31, 2010, which includes $30.3 million of special charges.

During the fourth quarter the Company took the following actions in respect of its equity compensation program:

•                  Modified vesting terms of certain outstanding equity compensation awards previously granted in connection with year-end bonuses for prior years to eliminate continued employment as a condition of vesting.  The modification provides that upon termination of employment, unless the employee is terminated for cause, any unvested equity awards will remain outstanding and continue to vest but would thereafter be forfeited if, before the applicable vesting date, the employee becomes employed by a competitor or engages in certain other actions potentially harmful to the Company.

•                  Determined to apply these modified vesting provisions prospectively, including for equity compensation awards to be granted as part of year-end compensation for services in 2010, subject to the discretion of the Company’s board of directors.

“We are seeing improvements in the market environment generally and our current investment banking backlog reflects a positive shift from the unfavorable market conditions of the recent past,” said Eric Gleacher, Chairman of Gleacher & Company.  “We are confident that we will benefit from the increasingly available opportunities.”

Peter McNierney, Chief Executive Officer, said, “Our fixed income sales and trading businesses have rebounded nicely since the summer slowdown.  We look forward in 2011 to starting to realize returns from the relatively longer lead-time investments we made last year in equities and banking.”

Overview of Financial Results for the Three Months Ended December 31, 2010 and December 31, 2009

Unaudited Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended December 31,
	2010	2009
Revenues:
Principal transactions	$39,887	$46,336
Commissions	5,701	4,579
Investment banking	11,658	15,498
Investment gains, net	539	2,019
Interest	14,634	13,652
Fees and other	1,743	1,589
Total revenues	74,162	83,673
Interest expense	2,159	2,457
Net revenues	72,003	81,216
Expenses (excluding interest):
Compensation and benefits*	79,426	53,747
Clearing, settlement and brokerage	1,988	1,331
Communications and data processing	3,412	2,831
Occupancy, depreciation and amortization	2,789	2,326
Selling	1,966	1,958
Other	4,485	4,447
Total expenses (excluding interest)	94,066	66,640
(Loss) / income before income taxes and discontinued operations	(22,063)	14,576
Income tax (benefit) / expense	(9,626)	4,757
(Loss) / income from continuing operations	(12,437)	9,819
Loss from discontinued operations, net of taxes	—	—
Net (loss) / income	$(12,437)	$9,819

Per share data:
Basic (loss) / earnings per share:
Continuing operations	$(0.10)	$0.08
Discontinued operations	—	—
Net (loss) / income per share	$(0.10)	$0.08
Diluted (loss) / earnings per share:
Continuing operations	$(0.10)	$0.08
Discontinued operations	—	—
Net (loss) / income per share	$(0.10)	$0.08
Weighted average common and common equivalent shares outstanding:
Basic	122,642	118,346
Diluted	122,642	126,171

*Compensation and benefits detail:
Salary, bonus and benefits	$53,456	$45,705
Earnout associated with BNY transaction	2,211	2,952
Employee stock-based compensation	23,759	5,090
Total	$79,426	$53,747

Discussion of operating results for the three months ended December 31, 2010 compared to the three months ended December 31, 2009

Net revenues for the fourth quarter of 2010 were $72.0 million, a decrease of $9.2 million, or 11 percent, from $81.2 million in the fourth quarter of 2009.  Pre-tax loss from continuing operations in the fourth quarter was $22.1 million compared to pre-tax income from continuing operations of $14.6 million in the prior year quarter.  The fourth quarter pre-tax loss includes $9.1 million of special charges previously identified in this press release.

Revenues from principal transactions and commissions were $45.6 million in the fourth quarter of 2010, a decrease of $5.3 million, or 10 percent, compared to the fourth quarter of 2009, primarily due to decreased revenues of $2.9 million in Corporate Credit and $3.4 million in Mortgage and Asset Backed Securities, which were partially offset by an increase of $1.0 million in Equities.  Investment banking revenues decreased $3.8 million compared to the fourth quarter of 2009 to $11.7 million and is comprised of capital markets fees of $3.8 million and advisory fees of $7.9 million.  Investment gains, which represent the change in value of the Company’s investment in the FATV fund, were $0.5 million in the fourth quarter of 2010 compared to investment gains of $2.0 million in the fourth quarter of 2009.  Net interest income increased by $1.3 million over the fourth quarter of 2009 to $12.5 million in the fourth quarter of 2010, due to the combination of coupon interest generated on higher mortgage and asset backed securities inventory levels and lower funding costs.  Fees and other revenues were $1.7 million in the fourth quarter of 2010, an increase of $0.2 million compared to the fourth quarter of 2009.

Non-interest expenses for the fourth quarter of 2010 of $94.1 million increased $27.5 million, or 41 percent, compared to $66.6 million in the fourth quarter of 2009.  In the fourth quarter of 2010, compensation and benefits expense was $79.4 million, an increase of $25.7 million, or 48 percent, over the prior year quarter, primarily due to the recognition of 100 percent of stock based compensation expense associated with equity awards to be granted in connection with 2010 year-end bonuses and the acceleration of expense for certain outstanding equity awards previously granted in connection with year-end bonuses for prior years resulting from the changes in the Company’s equity compensation program.  In addition, compensation expense also increased as a result of the restructuring of an employment arrangement, increased headcount and our further investment within our operating divisions.  Clearing, settlement and brokerage costs were $2.0 million, an increase of $0.7 million, or 49 percent, compared to the prior year quarter primarily due to an increase in the costs associated with the expansion of our equity trading capabilities.  Communications and data processing expense of $3.4 million increased by $0.6 million compared to the fourth quarter of 2009 due to increased headcount across our operating divisions.  Occupancy, depreciation and amortization expense of $2.8 million increased $0.5 million, or 20 percent, compared to the fourth quarter of 2009 due to a $0.7 million expense associated with terminating our Greenwich, Connecticut lease in connection with our initiative to consolidate certain of our offices.  Selling expense remained relatively unchanged at $2.0 million.  Other expenses of $4.5 million were relatively unchanged compared to the prior year as a non-income based tax expense of $0.7 million recorded in the fourth quarter of 2010 was offset by a decrease in amortization of intangibles related to the acquisition of Gleacher Partners.

Overview of Financial Results for the Years Ended December 31, 2010 and December 31, 2009

Unaudited Consolidated Statements of Operations

(In thousands, except per share amounts)

	Years Ended December 31,
	2010	2009
Revenues:
Principal transactions	$154,820	$230,011
Commissions	19,438	19,745
Investment banking	45,347	46,156
Investment gains, net	7	5,698
Interest	57,304	46,390
Fees and other	5,311	6,368
Total revenues	282,227	354,368
Interest expense	11,343	12,523
Net revenues	270,884	341,845
Expenses (excluding interest):
Compensation and benefits*	244,735	235,924
Clearing, settlement and brokerage	7,033	4,631
Communications and data processing	13,572	10,509
Occupancy, depreciation and amortization	12,914	8,381
Selling	5,776	5,499
Loss from extinguishment of mandatorily redeemable preferred stock	1,608	—
Other	18,859	14,907
Total expenses (excluding interest)	304,497	279,851
(Loss) / income before income taxes and discontinued operations	(33,613)	61,994
Income tax (benefit) / expense	(12,997)	7,102
(Loss) / income from continuing operations	(20,616)	54,892
(Loss) / income from discontinued operations, net of taxes	(5)	28
Net (loss) / income	$(20,621)	$54,920

Per share data:
Basic (loss) / earnings per share:
Continuing operations	$(0.17)	$0.57
Discontinued operations	—	—
Net (loss) / income per share	$(0.17)	$0.57
Diluted (loss) / earnings per share:
Continuing operations	$(0.17)	$0.53
Discontinued operations	—	—
Net (loss) / income per share	$(0.17)	$0.53
Weighted average common and common equivalent shares outstanding:
Basic	121,301	96,834
Diluted	121,301	104,233

*Compensation and benefits detail:
Salary, bonus and benefits	$179,806	$204,756
Earnout associated with BNY transaction	10,671	17,194
Employee stock-based compensation	54,258	13,974
Total	$244,735	$235,924

Discussion of operating results for the year ended December 31, 2010 compared to the year ended December 31, 2009

For the year ended December 31, 2010 net revenues were $270.9 million, a decrease of $71.1 million, or 21 percent, from $341.8 million for the year ended December 31, 2009.  The Company reported a pre-tax loss from continuing operations of $33.6 million for the year ended December 31, 2010 compared to pre-tax income from continuing operations of $62.0 million for the year ended December 31, 2009.  The year ended December 31, 2010 pre-tax loss includes $30.3 million of special charges previously identified in this press release.

Revenues from principal transactions and commissions were $174.3 million for the year ended December 31, 2010, a decrease of $75.5 million, or 30 percent, compared to the year ended December 31, 2009, primarily due to decreased revenues of $34.3 million in Corporate Credit and $40.6 million in Mortgage and Asset Backed Securities.  Investment banking revenues decreased $0.9 million compared to the prior year to $45.3 million and is comprised of capital markets fees of $12.9 million and advisory fees of $32.4 million.  Investment gains were $0.0 million in 2010 compared to an investment gain of $5.7 million in 2009.  Net interest income increased by $12.1 million over the prior year to $46.0 million primarily due to the combination of coupon interest generated on higher mortgage and asset backed securities inventory levels and lower funding costs.  Fees and other revenues were $5.3 million for the year ended December 31, 2010 compared to $6.4 million in the prior year primarily due to miscellaneous activity.

Non-interest expenses for the year ended December 31, 2010 of $304.5 million increased $24.6 million, or 9 percent, compared to $279.9 million for the year ended December 31, 2009.  Compensation and benefits expense for the year was $244.7 million, an increase of $8.8 million, or 4 percent, over 2009. Compensation and benefits expense was higher due to the changes in the Company’s equity compensation program previously discussed in this press release, non-cash compensation expense associated with a modification to fully vest a senior executive’s unvested restricted stock units and certain options in connection with a senior executive’s continued employment and charges related to the resignations of former senior executive officers.  In addition, compensation expense also increased as a result of the restructuring of an employment arrangement, an increase in headcount and our further investment within our operating divisions.  Clearing, settlement and brokerage costs were $7.0 million, an increase of $2.4 million, or 52 percent, compared to 2009 due to an increase in the costs associated with new fixed income products traded, increased volumes and the expansion of our equity trading capabilities.  Communications and data processing expense of $13.6 million increased by $3.1 million compared to 2009 due to increased headcount across our operating divisions and costs associated with improvements to our infrastructure and network associated with moving to our new headquarters.  Occupancy, depreciation and amortization expense of $12.9 million increased $4.5 million, or 54 percent, compared to 2009 primarily due to $3.9 million of charges associated with terminating leases as part of the consolidation of certain of the Company’s offices to its current location in New York City, related expenses associated with the relocation and an increase in our office space to accommodate the increase in personnel.  Selling expense increased $0.3 million primarily due to an increase in investment banking related sales activity.  The Company recorded a $1.6 million loss in the third quarter of 2010 as a result of the early redemption of the $25 million par value 14% mandatorily redeemable preferred stock.

Other expenses increased $4.0 million, or 27 percent, to $18.9 million in 2010 primarily due to an increase in professional service fees, a revaluation of an indemnification receivable and non-income based taxes.

Unaudited Consolidated Statements of Financial Condition

(In thousands, except per share amounts)

	December 31,	December 31,
As of	2010	2009
Assets
Cash and cash equivalents	$40,009	$24,997
Cash segregated for regulatory purposes	100	100
Securities purchased under agreements to resell	86,484	—
Receivables from:
Brokers, dealers and clearing agencies	25,721	19,797
Others	19,139	17,105
Securities owned, at fair value	1,281,243	979,701
Investments	18,084	19,326
Office equipment and leasehold improvements, net	6,653	3,069
Goodwill	105,694	105,694
Intangible assets	15,565	19,263
Income taxes receivable	14,782	—
Deferred tax assets, net	34,154	16,137
Other assets	9,252	10,974
Total Assets	$1,656,880	$1,216,163

Liabilities
Payables to:
Brokers, dealers and clearing agencies	$1,100,388	$691,495
Others	7,333	14,180
Securities sold, but not yet purchased, at fair value	112,275	72,988
Accrued compensation	74,202	70,728
Accounts payable	1,161	2,203
Accrued expenses	7,595	4,754
Income taxes payable	3,468	2,397
Deferred tax liabilities	3,390	2,817
Mandatorily redeemable preferred stock	—	24,419
Total Liabilities	1,309,812	885,981
Commitments and Contingencies
Subordinated debt	909	1,197
Stockholders’ Equity
Common stock; $.01 par value; authorized 200,000 shares; issued 131,458 and 125,056 shares, respectively; and outstanding 130,810 and 124,357 shares, respectively	1,315	1,251
Additional paid-in capital	449,754	411,633
Deferred compensation	276	534
Accumulated deficit	(103,763)	(83,142)
Treasury stock, at cost (648 shares and 699 shares, respectively)	(1,423)	(1,291)
Total Stockholders’ Equity	346,159	328,985
Total Liabilities and Stockholders’ Equity	$1,656,880	$1,216,163

Income Tax Note

The Company’s effective income tax rate from continuing operations for the three-month period ended December 31, 2010 of 43.6% resulted in an income tax benefit of $9.6 million.  The effective rate differs from the federal statutory rate of 35% primarily due to state and local income taxes and a reduction in unrecognized tax benefits as a result of a settlement during the quarter.

The Company’s effective income tax rate from continuing operations for the year ended December 31, 2010 of 38.7% resulted in an income tax benefit of $13.0 million.  The effective rate differs from the federal statutory rate of 35% primarily due to state and local income taxes and a reduction in unrecognized tax benefits which is primarily a result of settlements during the year.  This was partially offset by non-deductible preferred stock dividends recognized through September 2010 and the related non-deductible loss on early redemption.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures that the Company believes can enhance an investor’s evaluation of the Company’s operating results.

Adjusted income from continuing operations, stated previously in this press release, is a non-GAAP financial measure.  We calculate this number by adding back to our GAAP pre-tax loss, the expenses recorded during the fourth quarter related to the modification of the vesting terms of certain unvested restricted stock and restricted stock units granted in connection with year-end bonuses, the expense from the restructuring of an employment arrangement and the expense associated with the termination of our lease of our Greenwich, Connecticut office.  We also add back the expense in the third quarter to fully vest a senior executive’s unvested restricted stock units and options, the loss on early redemption of the mandatorily redeemable preferred stock and the indemnification receivable revaluation.  In addition, we add back expenses recorded in the second quarter as a result of terminating our lease at 12 East 49th Street in midtown Manhattan as part of the consolidation of our office locations in New York City and the severance expense recorded in the first quarter, related employee benefits and the remaining stock-based compensation amortization for the former senior executive officers since the respective dates of their separations.

Conference Call Information

The Company will hold a conference call today, February 11, 2011, at 10:00 A.M. (EST).  This call will be webcast and can be accessed on the Investor Relations portion of the Company’s website at www.gleacher.com, as well as through the Thomson StreetEvents Network.  Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password protected event management site.  To participate on the call, please dial 888.680.0878 for domestic calls or 617.213.4855 for international calls, participant passcode 50379834 or request the Gleacher & Company earnings call.  For those who cannot listen to the live broadcast, a recording of the call will be available for seven days following the call by dialing 888.286.8010 for domestic calls or 617.801.6888 for international calls, participant passcode 34521681.

About Gleacher & Company

Gleacher & Company, Inc. (Nasdaq: GLCH) is an independent, full service investment bank that provides corporate and institutional clients with strategic, research-based investment opportunities, capital raising, and financial advisory services, including merger and acquisition, restructuring, recapitalization, and strategic alternative analysis, as well as securities brokerage services, and, through a new subsidiary, engages in residential mortgage lending. For more information, please visit www.gleacher.com.

Forward Looking Statements

This press release contains “forward-looking statements.”  These statements are not historical facts but instead represent the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control.  The Company’s forward-looking statements are subject to various risks and uncertainties, including the conditions of the securities markets, generally, and demand for the Company’s services within those markets and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission.  It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in its forward-looking statements.  You are cautioned not to place undue reliance on these forward-looking statements.  The Company does not undertake to update any of its forward-looking statements.

For Additional Information Please Contact:

Investor Contact	Media Contact
Jeffrey Kugler	Ray Young
Chief Financial Officer	Halldin Public Relations
Gleacher & Company, Inc.	916.781.0659
212.273.7100